Exhibit 99

Of the 8,124 shares of common stock shown in Column 2 of Table I:

1) Includes 1,148 shares are held directly.

2) Includes time-based restricted stock unit awards under the Issuer's 2011
Stock Award and Incentive Plan:
	a. 496  shares granted on 10/17/2019, which will vest on the third anniversary;
  and
	c. 1,064 shares granted on 10/15/2020, of which 456 units will vest on the second anniversary and 608 units will vest on the third anniversary.

4) Includes performance-based restricted stock unit awards under the Issuer's
2021 Equity Incentive Plan that provides for vesting rates based on certain performance-based criteria:
	a. 1,680* shares granted on 10/21/2021, with a three-year performance period
(9/1/2021-8/31/2024).

5) Includes time-based restricted stock unit awards under the Issuer's 2021
Equity Incentive Plan:
	a. 1,496 shares granted on 4/22/2021, of which 561 units will vest on the second anniversary and 935 units will vest on the third anniversary of the grant date; and
	b. 2,240 shares granted on 10/21/2021, of which 672 units will vest on the first anniversary, 672 units will vest on the second anniversary and 896 units will vest on the third anniversary of the grant date.

*Each RSU represents the right to receive one share of Issuer's Common Stock at vesting. The number of shares listed represents the maximum number of shares that may be issued upon vesting of the award if the maximum target is met.